Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:     Taylor Morrison Home Corporation

Investor Relations

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Home Corporation Announces Public Offering of Class A Common Stock, Using Proceeds to Purchase Interests from its Equity Sponsors, and Additional Concurrent Repurchase from its Equity Sponsors

SCOTTSDALE, Ariz., January 3, 2018 /PRNewswire/ – Taylor Morrison Home Corporation (“Taylor Morrison”) (NYSE:TMHC), today announced the commencement of an underwritten public offering of 11,000,000 shares of its Class A common stock.

Taylor Morrison intends to use all of the net proceeds that it receives from the offering to purchase partnership units in its direct subsidiary—TMM Holdings II Limited Partnership—along with shares of Taylor Morrison’s Class B common stock, held by its current equity sponsors that are affiliates of and funds managed by TPG Global, LLC and Oaktree Capital Management, L.P. The aggregate number of partnership units and corresponding shares of Class B common stock purchased by Taylor Morrison will be equal to the number of shares of Class A common stock sold in the offering.

In addition, in a separate privately negotiated transaction, TMM Holdings II Limited Partnership intends to repurchase an aggregate of $100 million of its partnership units and corresponding shares of Class B common stock from the equity sponsors at a purchase price per unit equal to the price per share paid by the underwriters for the Class A common stock in the public offering. The consummation of the unit repurchase from the equity sponsors is subject to certain conditions, including the consummation of the public offering.

Taylor Morrison also announced that it was increasing the size of its previously announced stock repurchase program for purchases from time to time through December 31, 2018 to $200 million (of which $100 million will remain available following the unit repurchase described in the preceding paragraph).

Citigroup and Goldman Sachs & Co. LLC are acting as joint book-running managers and underwriters for the proposed public offering, and may offer the shares of Class A common stock purchased by them from Taylor Morrison from time to time in one or more transactions on the NYSE, in the over-the-counter market or through negotiated transactions at market prices or negotiated prices.

An effective shelf registration statement relating to such shares of Class A common stock has been filed with the Securities and Exchange Commission (“SEC”). A copy of the preliminary prospectus supplement relating to the offering has been filed with the SEC and may be obtained from the website of the SEC at www.sec.gov, or from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone at (800) 831-9146; or Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone at (212) 902-1171, facsimile at (212) 902-9316 or email at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may only be made by means of a prospectus supplement and related prospectus.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the public offering and unit repurchase described above, Taylor Morrison’s operations and business environment, market conditions and other factors, all of which are difficult to predict and many of which are beyond Taylor Morrison’s control.

About Taylor Morrison Home Corporation:

Taylor Morrison Home Corporation (NYSE:TMHC) is a leading national homebuilder and developer that has been recognized as the 2016 and 2017 America’s Most Trusted® Home Builder by Lifestory Research. Based in Scottsdale, Arizona we operate under two well-established brands, Taylor Morrison and Darling Homes. We serve a wide array of consumer groups from coast to coast, including first-time, move-up, luxury, and 55 plus buyers. In Texas, Darling Homes builds communities with a focus on individuality and custom detail while delivering on the Taylor Morrison standard of excellence.

Contact:

Investor Relations Contact:

Taylor Morrison Home Corporation

(480) 734-2060

investor@taylormorrison.com